CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SILK ROAD MEDICAL, INC.

STIFEL BANK

LOAN AND SECURITY AGREEMENT

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This Loan And Security Agreement (“Agreement”) is entered into as of October 29, 2020, by and between STIFEL BANK (“Bank”) and SILK ROAD MEDICAL, INC., a Delaware corporation (“Borrower”).
Recitals
Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.
Agreement
The parties agree as follows:
1.Definitions And Construction.
1.1. Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.
“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Borrower or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company or other company (excluding the formation of a new Subsidiary).
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.
“Affiliate” means, with respect to any Person, any Person that owns ten (10%) or more of the voting Equity Interests of such Person or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Amortization Start Date” means May 29, 2022; provided, however, that if Borrower achieves the Revenue Milestone then the Amortization Start Date shall automatically be extended to November 29, 2022.
“Ancillary Services” means any products or services requested by Borrower and approved by Bank under the Revolving Line, including and without limitation, Letters of Credit, Cash Management Services, FX Contracts, or other treasury management services.
“Ancillary Services Sublimit” means an aggregate sublimit for Ancillary Services under the Revolving Line not to exceed Two Million Dollars ($2,000,000).
“Ancillary Services Usage” means, as of any date of determination, the aggregate outstanding amount of all Ancillary Services provided by Bank, including without limitation, FX Contracts, the aggregate limits of all corporate credit cards and merchant card or account processing reserves and any other limits established, or reserves taken, by Bank in connection with other treasury management services requested by Borrower and approved by Bank.

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“Bank Expenses” means all: reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable and documented attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.
“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code in which any Borrower or Guarantor is a “United States shareholder” within the meaning of Section 951(b) of the Internal Revenue Code.
“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as in effect on the date hereof) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 as in effect on the date hereof), directly or indirectly, of fifty percent (50%) or more of the then outstanding voting Equity Interests of Borrower, who did not have such power before such transaction.
“Closing Date” means the date of this Agreement.
“Code” means the New York Uniform Commercial Code.
“Collateral” means the property described on Exhibit A attached hereto.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another person; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices (any such agreement or arrangement, a “Hedging Agreement”); provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a deposit account or the securities intermediary or commodity intermediary at which Borrower maintains a securities account or a commodity account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over any such account.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.
“Credit Extension” means each Advance, Term Loan Advance, Ancillary Services Usage, or any other extension of credit by Bank for the benefit of Borrower hereunder.
“Daily Balance” means the principal amount of the Obligations owed at the end of a given day.

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“Domestic Subsidiary” means any Subsidiary organized under the laws of the State of the United States or the District of Columbia.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“Equity Interest” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing; provided that Equity Interests shall not include Permitted Convertible Indebtedness and Permitted Call Spread Transactions.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Credit Extension or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in a Credit Extension or commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (c) any United States federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities implementing such Sections of the Internal Revenue Code.
“First Tier Foreign Subsidiary” means any Subsidiary that is a CFC or FSHCO and the equity interests of which are owned directly by any Borrower or Guarantor.
“Fee Agreement” means that certain Fee Agreement entered into by Borrower and Bank dated as of the Closing Date.
“Foreign Exchange Reserve Percentage” is defined in Section 2.1(c)(ii) hereof.
“Foreign Lender” means a Lender that is not a U.S. Person.
“FSHCO” means any Domestic Subsidiary substantially all of the assets of which consist of (a) equity interests of one or more Controlled Foreign Corporations or other entities that are described in this definition (or are treated as consisting of such assets for U.S. federal income tax purposes) and/or (b) any Indebtedness or accounts receivable owed by any CFCs or other entity that is described in this definition, or treated as owed by any such entity for U.S. federal income tax purposes
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

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“FX Amount” is defined in Section 2.1(c)(ii) hereof.
“FX Contracts” are defined in Section 2.1(c)(ii) hereof.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Hedging Agreement” is defined in the definition of “Contingent Obligation”.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding accounts payable and other accrued obligations arising in the ordinary course of business), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations (d) all Contingent Obligations and (e) all obligations arising under or in connection with the Ancillary Services Sublimit, if any.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all software, trade secrets, know-how, technical information, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Interest-Only End Date” means April 29, 2022; provided, however, that if Borrower achieves the Revenue Milestone then the Interest-Only End Date shall automatically be extended to October 29, 2022.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“KPI Report” is Borrower’s key performance indicator report consistent with the scope Borrower delivers to its board of directors and overview memo for auditors.
“Lenders” means Bank together with any successors or assigns of all or a portion of Bank’s rights under the Loan Documents.
“Letter of Credit” or “Letters of Credit” is defined in Section 2.1(c)(i) hereof.

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“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” means, collectively, this Agreement, the Fee Agreement, any guaranty or related security agreement executed by any guarantor of the Obligations, any note or notes executed by Borrower in connection with this Agreement, and any other agreement entered into in connection with this Agreement, all as amended, restated, modified, supplemented or extended from time to time.
“Loan Party” means Borrower and any Guarantor.
“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.
“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.
“Permitted Acquisition” means any Acquisition by Borrower or any Subsidiary if such Acquisition meets all of the following requirements:
(a)immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;
(b)all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;
(c)such acquired Person or assets shall be in the same line of business as is conducted by Borrower as of the Closing Date (or a line of business reasonably related thereto);
(d)such acquisition shall not result in a substantial portion of Borrower’s and its Subsidiaries’ operations (when taken as a whole) to be located outside of the United States;

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(e)in the case of the purchase or other acquisition of Shares, all of the Shares acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned (other than director’s qualifying shares) by Borrower or a Subsidiary;
(f)in connection with such acquisition, neither Borrower nor any of its Subsidiaries (including for this purpose, the target of the acquisition after giving effect to such acquisition) shall acquire or incur any Indebtedness or Liens that are not otherwise permitted hereunder;
(g)Borrower shall have delivered to the Bank at least five (5) Business Days (or such shorter period as may be acceptable to Bank) prior to the consummation of such proposed acquisition (i) a copy of the purchase agreement related to the proposed acquisition (and any related documents reasonably requested by the Bank), (ii) a general description of the acquired assets or acquired business line or unit or division and the competitive position of such business line or unit or division within the industry, (iii) the sources and uses of funds to finance the proposed acquisition, and (iv) to the extent available, quarterly and annual audited financial statements of the Person whose Shares or assets are being acquired for the twelve (12) month period immediately prior to such proposed acquisition;
(h)Collateral Agent and the Lenders have received a certificate from a Responsible Officer together with Board approved projections certifying and setting forth in reasonable detail that Borrower has enough cash on hand to pay its projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such transaction (after giving effect to such transaction);
(i)such Permitted Acquisition shall be consensual and shall have been approved by the target’s board of directors;
(j)Borrower is in compliance on a pro forma basis, after giving effect to such Acquisition, with each covenant contained in Section 6.8, to the extent applicable; and
(k) the total consideration (exclusive of any issuance of Borrower’s Equity Interest but inclusive of earnouts obligations and other deferred payment obligations) for all Permitted Acquisitions does not exceed Five Million Dollars ($5,000,000).
“Permitted Call Spread Transaction” means (a) any call or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of Borrower’s common stock) purchased by Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in Borrower’s common stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and Borrower’s common stock (such transaction, a “Bond Hedge Transaction”), or (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of Borrower’s common stock) sold by Borrower substantially concurrently with any purchase by Borrower of a Bond Hedge Transaction and settled in Borrower’s common stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and Borrower’s common stock (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such call option transaction are customary for transactions of such type (as determined by the board of directors of Borrower (or a committee thereof) in good faith), and (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed fifteen percent (15%) of the aggregate principal amount of the related Permitted Convertible Indebtedness at the time of such purchase).
“Permitted Convertible Indebtedness” means convertible unsecured notes issued by the Borrower, that are convertible into shares of common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the Borrower’s common stock), cash or any combination thereof and cash in lieu of fractional shares of common stock of the Borrower; provided that the Indebtedness thereunder must satisfy

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each of the following conditions at the time such Indebtedness is incurred: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness has a stated maturity that is after the date that is six (6) months after the Maturity Date and prior to that date, does not provide for or require any payments of principal or any other payments with the exception of semi-annual interest payments, obligations to settle conversions, redemption rights (which, for the avoidance of doubt, will be subject to Section 7.12) and customary obligations to offer to repurchase the notes upon the occurrence of a “fundamental change”, (iii) such Indebtedness is in an aggregate principal amount of not more than Two Hundred Fifty Million Dollars ($250,000,000), (v) such Indebtedness shall be unsecured at all times, (vi) such Indebtedness shall not bear an interest rate of more than ten percent (10.0%) per annum and the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness as of such time (as determined in good faith by the board of directors of Borrower), and (vii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower unless the Obligations are guaranteed by such Subsidiary.
“Permitted Indebtedness” means:
(a)      Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document or any agreement in respect of Ancillary Services;
(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c )     Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed One Million Dollars ($1,000,000) in the aggregate at any given time;
(d)     Permitted Convertible Indebtedness and Permitted Call Spread Transactions;
(e)      Subordinated Debt;
(f)     Indebtedness in respect of endorsements of negotiable instruments for collection in the ordinary course of business;
(g)     (i) unsecured intercompany Indebtedness between or among Borrower and any Borrower or Guarantor, (ii) unsecured Indebtedness between any Subsidiary that is not a Loan Party and any other Subsidiary that is not a Loan Party, and (iii) Indebtedness of any Subsidiary that is not a Loan Party owing to a Loan Party in an aggregate principal amount at any time outstanding not to exceed Five Hundred Thousand Dollars ($500,000);
(h) obligations in respect of bankers’ acceptances, performance bonds, surety bonds, release, appeal and similar bonds, completion guarantees, statutory obligations or with respect to workers’ compensation claims, payment obligations in connection with self-insurance or similar obligations provided by the Borrower or any of its Subsidiaries in the ordinary course of business, and obligations owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability, or other employee benefit or property, casualty or liability insurance provided by such Person to the Borrower or any of its Subsidiaries pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(i)     Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business;
(j)     customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

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(k)    Indebtedness with respect to letters of credit not issued under this Agreement or otherwise provided to Borrower by Bank, so long as the aggregate liability in respect of all such letters of credit does not exceed One Million Dollars ($1,000,000) at any time;
(l)    Indebtedness incurred in connection with corporate credit cards in a principal amount not to exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding;
(m)    Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed Five Million Dollars ($5,000,000);
(n)    Indebtedness of a Person existing at the time such Person becomes a Subsidiary, or is merged with or into Borrower or a Subsidiary, or in respect of a line of business or business unit acquired in a transaction permitted hereunder, provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary, and any renewal, refinancing or extension thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension, plus accrued and unpaid interest thereon, an amount equal to a reasonable premium or other reasonable amount paid and fees and expenses reasonable incurred in connection with such renewal, refinancing or extension;
(o)    to the extent constituting Indebtedness, earnouts obligations and other deferred payment obligations in connection with Permitted Acquisitions but only to the extent permitted under subclause (k) of the defined term Permitted Acquisitions;
(p)    Indebtedness owing under Hedging Agreements entered into to mitigate risk and not for speculative purposes; and
(q)    unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed Five Hundred Thousand Dollars ($500,000).
“Permitted Investment” means:
(a)Investments existing on the Closing Date disclosed in the Schedule;
(b)(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, (iv) Bank’s money market accounts and (v) Investments made in accordance with the investment policy of the Borrower as in effect from time to time (collectively, “Cash Equivalents”);
(c)receivables owing to Borrower or any Subsidiary or any receivables, prepayments, deposits and advances to suppliers or vendors who are not Affiliates, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(d)(i) Investments in Borrower or any other Borrower or Guarantor, (ii) Investments by any Subsidiary that is not a Loan Party in any Subsidiary that is not a Loan Party and (iii) Investments by Borrower or Guarantor in any Subsidiary that is not a Loan Party in an aggregate amount at any time outstanding not to exceed Five Hundred Thousand Dollars ($500,000);
(e)loans and advances to employees, officers or directors in an aggregate amount at any time outstanding not to exceed Five Hundred Thousand Dollars ($500,000);

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(f)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with or judgments against, customers and suppliers arising in the ordinary course of business;
(g)Investments contemplated by clause (i) of the definition of Permitted Indebtedness;
(h)Guarantees constituting Indebtedness permitted by the definition of Permitted Indebtedness;
(i)to the extent constituting Investments, pledges and deposits permitted pursuant to the definition of Permitted Liens;
(j)noncash Investments in joint ventures or strategic alliances in the ordinary course of business consisting of non-exclusive licensing of technology, the development of technology or the providing of technical support;
(k)Investments consisting of the endorsement of negotiable instruments for deposit or collection, advances (including to trade creditors) made in connection with the purchase of goods or services, extension of trade credit and similar transactions in the ordinary course of business;
(l)Investments consisting of deposit accounts in which Bank has a perfected security interest;
(m)Investments accepted in connection with Transfers permitted by Section 7.1;
(n)deposit accounts maintained with banks and other financial institutions to the extent expressly permitted under Section 6.7;
(o)the purchase of any Permitted Call Spread Transaction by Borrower and the performance of its obligations thereunder;
(p)Permitted Acquisitions, including the formation of a Subsidiary in connection with a Permitted Acquisition and the capitalization of such Subsidiary to the extent done in accordance with the requirements of Section 6.10 hereof; and;
(q)Hedging Agreements entered into to mitigate risks and not for speculative purposes;
(r)joint ventures, strategic alliances or minority investments with or in another Person provided that the cash portion of any such Investment shall not to exceed Two Million Dollars ($2,000,000) in any fiscal year; and
(s)Investments in an aggregate amount at any time outstanding not to exceed Five Hundred Thousand Dollars ($500,000).
“Permitted Licenses” are exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries, provided, that, with respect to each such license, (i)  the license constitutes an armslength transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (ii) Borrower delivers at least ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Bank and delivers to Bank copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, (iii) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; provided that if such license is for (x) Borrower’s TCAR suite of products or (y) for any non-

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material Intellectual Property not then used in a current product of Borrower or any Subsidiary, it may be exclusive as to the United States; and (iv) after the Transition Period End Date, all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to an account at Bank.
“Permitted Liens” means the following:
(a)Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;
(b)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;
(c)Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements additions and attachments thereto, and the proceeds thereof;
(d)Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
(e)Liens consisting of Permitted Licenses;
(f)statutory, common law or contractual Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings;
(g)pledges or deposits to secure payment of workers’ compensation, unemployment insurance and other social security or similar legislation (other than any Lien imposed by ERISA);
(h)pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(i)easements, zoning restrictions, rights of way, restrictions, minor defects, irregularities in title, and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(j)Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;
(k)any zoning, building or similar laws or rights reserved to or vested in any governmental authority;
(l)Liens arising out of judgments or awards not resulting in an Event of Default;
(m)leases or subleases of real property granted in the ordinary course of Borrower’s or any Subsidiary’s business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other

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than Intellectual Property) granted in the ordinary course of Borrower’s or any Subsidiary’s business, including the interests of lessors under operating leases, interests of licensors under license agreements, and with respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes;
(n)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(o)Liens on insurance proceeds in connection with obligations permitted under clause (m) of the definition of Permitted Indebtedness;
(p)non-exclusive license or sublicense of Intellectual Property granted to third parties in the ordinary course of business, and licenses or sublicense of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
(q)any Permitted License;
(r)Liens securing reasonable and customary fees for services in favor of banks, securities intermediaries and other depository institutions;
(s)deposits as security for contested taxes or contested import or customs duties;
(t)Liens on cash collateral to secure letters of credit and corporate credit cards obligations permitted under clauses (l) and (k) of the definition of Permitted Indebtedness; and
(u)Liens securing Indebtedness or other obligations in an aggregate amount at any time outstanding not to exceed Five Hundred Thousand Dollars ($500,000).
“Permitted Restrictions” means restrictions on Borrower or any Subsidiary in respect of granting a security interest in, or otherwise encumbering, any of its property or any restriction on any Subsidiary from paying dividends or otherwise distributing property to Borrower (a) pursuant to any document or instrument governing Indebtedness incurred pursuant clause (c), (m) or (n) of the definition of Permitted Indebtedness; provided that any such restriction contained therein relates only to the asset securing such Indebtedness, (b) customary restrictions and conditions contained in asset sale agreements, purchase agreements, acquisition agreements (including by way of merger, acquisition or consolidation) entered into by Borrower or any Subsidiary, solely to the extent in effect pending consummation of such transaction and so long as such restrictions relate only to the assets subject thereto, (c) customary provisions in leases, licenses and other contracts restricting the assignment, subletting or encumbrance thereof (provided that, the foregoing exclusions of this clause (c) shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the United States Bankruptcy Code, as amended) or principles of equity, (ii) to limit, impair, or otherwise affect the Bank’s continuing Liens upon any rights or interests of the Borrower or its Subsidiaries in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, license agreement, or Equity Interests, or (iii) apply to the extent that any such prohibition is ineffective, lapsed or has been terminated, or any consent or waiver has been obtained that would permit the Lien notwithstanding the prohibition), (d) restrictions and conditions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition, (e) contractual encumbrances or restrictions in effect as of the date hereof and set forth on the Schedule (but shall not apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (f) restrictions on cash or other deposits imposed by customers of Borrower or any Subsidiary under contracts entered into in the ordinary course of business,.

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“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the greater of three and one quarter percent (3.25%) or the Prime Rate published in the Money Rates section of the Wall Street Journal. Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.
“Reg W Affiliate” means an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c) and 12 C.F.R. 223.2.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the VP of Finance and Accounting of Borrower.
“Revenue Milestone” means Borrower’s delivery of evidence to Bank, satisfactory to Bank in its reasonable discretion, that Borrower has achieved revenues (measured in accordance with GAAP) for Borrower’s fiscal year ending December 31, 2021 (the “2021 fiscal year”) of at least eighty percent (80%) of Borrower’s projected revenues (measured in accordance with GAAP) for Borrower’s 2021 fiscal year as set forth in Borrower’s board of directors approved annual financial projections for the 2021 fiscal year.
“Revolving Line” means credit extensions of up to Fifty Million Dollars ($50,000,000).
“Revolving Maturity Date” means October 29, 2022; provided, however, if on October 29, 2022 no Event of Default has occurred (other than an Event of Default that has been waived in writing by Bank in its sole discretion) hereunder and Borrower is in compliance with the terms of this Agreement, then the Revolving Maturity Date shall be automatically, and without further action from the parties hereunder, extended to October 29, 2023.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units, general partnership interest or other securities owned or held of record by Borrower in any direct Subsidiary of Borrower which is not an entity organized under the laws of the United States or any state or territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units, general partnership interest or other securities owned or held of record by Borrower in any direct Subsidiary of Borrower which is an entity organized under the laws of the United States or any state or territory thereof.
“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).
“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the capital stock, membership units or other securities which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term Loan Advance” means a cash advance under Section 2.1(d).
“Term Line” means credit extensions of up to Fifty Million Dollars ($50,000,000).
“Term Loan Maturity Date” means October 29, 2024.

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“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transition Period End Date” means January 15, 2021.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP, except, with respect to unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments; provided that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended (a) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02, Leases (Topic 842) (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP), whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.
2.Loan and terms of payment.
2.1 Credit Extensions.
Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(a) Revolving Advances.
i. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances under the Revolving Line in an aggregate outstanding amount not to exceed the Revolving Line. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.
ii. Whenever Borrower desires an Advance, Borrower will notify Bank no later than 3:00 p.m. Eastern time, on the Business Day that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within 24 hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank an Advance Request Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank

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harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will (i) at all times prior to the Transition Period End Date, remit the amount of Advances made under this Section 2.1(a) in accordance with the instructions provided by Borrower and (ii) on and after the Transition Period End Date, credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account at Bank.
(b) Cash Management Services. Subject to the terms and conditions of this Agreement and availability under the Revolving Line, Borrower may request cash management services which may include merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that the total amount of the Cash Management Services, when added to the aggregate Ancillary Services Usage for all other Ancillary Services, shall not exceed the Ancillary Services Sublimit, and that availability under the Revolving Line shall be reduced by the entire Ancillary Services Usage. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Cash Management Services.
(c ) International Services.
(i) Letters of Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”), provided, however, the aggregate outstanding face amount of all Letters of Credit, when added to the aggregate Ancillary Services Usage for all other Ancillary Services, shall not exceed the Ancillary Services Sublimit, and for purposes of determining availability under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.
(ii) Foreign Exchange. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount, when added to the aggregate Ancillary Services Usage for all other Ancillary Services, shall not exceed the Ancillary Services Sublimit, and availability under the Revolving Line shall be reduced by the FX Amount. The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its reasonable discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).
If at any time the Revolving Line is terminated or otherwise ceases to exist, Borrower shall immediately secure to Bank’s satisfaction its obligations under the Ancillary Services Sublimit, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding obligations under the Ancillary Services Sublimit. Borrower authorizes Bank to hold such balances in pledge and to decline to

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honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Ancillary Services Usage continues.
(d) Term Loan Advances.
(i) Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through the Interest-Only End Date, Bank agrees to make Term Loan Advances to Borrower in an aggregate amount not to exceed the Term Line. Each Term Loan Advance shall be in minimum increments of Five Hundred Thousand Dollars ($500,000).
(ii) Interest shall accrue from the date of each Term Loan Advance at the rate specified in Section 2.3, and shall be payable monthly on the twenty-ninth (29th) day of each month so long as any Term Loan Advances are outstanding. Any Term Loan Advances that are outstanding on the Interest-Only End Date shall be payable in (x) if the Amortization Start Date is May 29, 2022, thirty (30) and (y) if the Amortization Start Date is November 29, 2022, twenty-four (24), equal monthly installments of principal, plus all accrued interest, beginning on the Amortization Start Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(d) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Advances at any time, in whole or in part, without penalty or premium.
(iii) When Borrower desires to obtain a Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail or facsimile transmission to be received no later than 3:00 p.m. Eastern time two (2) Business Days (or in the case of the Term Loan Advance made on the date hereof, one (1) Business Day) before the day on which the Term Loan Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer.
(e) Aggregate Cap on Credit Extensions. Notwithstanding any other provisions of this Agreement to the contrary, the aggregate principal amount of the Credit Extensions shall not exceed Fifty Million Dollars ($50,000,000) (the “Aggregate Debt Cap”) at any time outstanding and Borrower shall immediately pay to Bank, in cash, the amount of such excess, if any.
2.2 Overadvances. If the aggregate amount of the outstanding Advances plus the Ancillary Services Usage exceeds the Revolving Line at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
2.3 Interest Rates, Payments, and Calculations.
(a) Interest Rates.
(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one half percent (0.50%) above the Prime Rate.
(ii) Term Loan Advances. Except as set forth in Section 2.3(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to three-quarters percent (0.75%) above the Prime Rate.
(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c ) Payments. Interest hereunder shall be due and payable on the twenty-ninth (29th) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank

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Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or, if unpaid when due, against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.
(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
2.4 Crediting Payments. So long as an Event of Default does not exist, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5 Fees. Borrower shall pay to Bank the following:
(a) Facility Fee. On the Closing Date, a Facility Fee equal to Fifty Thousand Dollars ($50,000), which shall be nonrefundable; and
(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date and for which invoices have been provided by Bank to Borrower at least one (1) Business Day prior to the Closing Date, including reasonable and documented attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable and documented attorneys’ fees and expenses, , promptly after receipt by Borrower of invoices therefor from Bank.
2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations (other than contingent indemnification obligations and obligations in respect of Ancillary Services) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than contingent indemnification obligations and obligations in respect of Ancillary Services) are outstanding.
2.7 Taxes.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(b) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law any Other Taxes.
(c )Indemnification by Borrower. The Borrower shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.
(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e) Status of Lenders.
(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing,
(A) any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
1.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or

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reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
2.executed copies of IRS Form W-8ECI;
3.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W8BEN-E; or
4.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g) Survival. Each party’s obligations under this Section shall survive any assignment of rights by a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.Conditions of loans.
3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a) this Agreement;
(b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c ) UCC National Form Financing Statement;
(d) the Fee Agreement;
(e) the insurance certificates and specific endorsements specified in Section 6.5 hereof;
(f) a landlord's consent or bailee’s waiver in favor of Bank for each of each Borrower's leased locations or locations at which Borrower maintains tangible Collateral valued in excess of Five Hundred Thousand Dollars ($500,000), by the respective landlord thereof, together with the duly executed signatures thereto;
(g) a Control Agreement for each of Borrower’s bank accounts maintained at Silicon Valley Bank;
(h) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;
(i) financial statements of Borrower for the month ending September 30, 2020;

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(j) a payoff letter for the Term Loan Agreement, dated as of October 13, 2015, among Borrower, the subsidiary guarantors from time to time party thereto and the lenders from time to time party thereto (the “Existing Term Loan Agreement”);
(k) evidence that (i) the Liens securing Indebtedness owed by Borrower to the lenders under the Existing Term Loan Agreement will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have been terminated; and
(l) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a) timely receipt by Bank of an Advance Request Form or, with respect to the initial Credit Extension, the Initial Request for Loan Disbursement; and
(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form (or, with respect to the initial Credit Extension, the Initial Request for Loan Disbursement) and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
4.Creation of security interest.
4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Subject to Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.
4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral with a face amount exceeding Five Hundred Thousand Dollars ($500,000), all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.
4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
4.4 Pledge of Shares. Borrower hereby pledges and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, in each case to the extent constituting Collateral, as security for the performance

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of the Obligations. On the Closing Date, the certificate or certificates, if any, for the Shares will be delivered to Bank, accompanied by stock powers or another instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.
5.Representations and warranties.
Borrower represents and warrants as follows:
5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation or company duly existing under the laws of its state or jurisdiction of incorporation or formation and qualified and licensed to do business in: (a) its state or jurisdiction of incorporation and the state where its chief executive office is located, and (b) any other state or jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except, in the case of such other states and jurisdictions, where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized by Borrower, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s certificate of incorporation or bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.
5.3 No Prior Encumbrances. Borrower and each Subsidiary has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.
5.4 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.
5.5 Intellectual Property. Borrower is the sole owner of the Intellectual Property owned by it, except for non-exclusive licenses granted in the ordinary course of business and Permitted Licenses. To Borrower’s knowledge, each of the Patents owned by Borrower that has any material value is valid and enforceable, and no part of the Intellectual Property owned by Borrower that has any material value has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property that violates the rights of any third party other than claims that are immaterial or that the board of directors of Borrower (or a committee thereof) deems frivolous. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than ten percent (10%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule and for Permitted Restrictions, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in favor of Bank in Borrower’s rights under such agreement.
5.6 Name; Location of Chief Executive Office. Except as disclosed in the Schedule or where notice has been provided to Bank in accordance with Section 7.10 hereof, Borrower has not done business in the past five years under any name other than that specified on the signature page hereof. Except where notice has been provided to Bank in accordance with Section 7.2 hereof, the chief executive office of Borrower is located at the

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address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment (other than (i) goods in transit, (ii) inventory maintained with clinical research providers, (iii) trunk Inventory maintained by Borrower’s employees, (iv) fixed assets maintained at suppliers, (v) moveable Equipment (such as laptop computers and cell phones) and (vi) Inventory maintained with Borrower’s third party logistics providers) is located only at the location set forth in Section 10 hereof or as permitted pursuant to Section 7.10 hereof.
5.7 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency that could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.
5.8 No Material Adverse Change in Financial Statements. All consolidated financial statements of Borrower and its Subsidiaries that Bank has received from Borrower fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
5.9 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
5.10 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any of their employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could reasonably be expected to result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.
5.11 Environmental Condition. Except as disclosed in the Schedule or where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; (ii) to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and (iv) neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.12 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all Taxes reflected therein, except, in each case, (a) those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted with adequate reserves under GAAP or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Seventy-Five Thousand Dollars ($75,000).
5.13 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

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5.14 Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.
5.15 Accounts. Except as permitted by Section 6.7, none of Borrower’s nor any Subsidiary’s deposit or securities accounts is maintained or invested with a Person other than Bank.
5.16 Shares. Borrower has full power and authority to create a first lien, subject to Permitted Liens, on the Shares owned by it and no disability or contractual obligation exists that would prohibit Borrower from pledging such Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and (to the extent applicable) are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened in writing suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
5.17 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank, taken together with Borrower’s filings with the Securities and Exchange Commission, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized by Bank that projections and forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies and that no assurances can be given that any projection or forecast will be realized and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).
6.Affirmative Covenants.
Borrower shall do all of the following:
6.1 Good Standing. Except as permitted by Section 7.3, Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in its state or jurisdiction of incorporation and the state or jurisdiction where its chief executive office is located and in each other jurisdiction in which it is required under applicable law, in the case of such other jurisdictions, in which the failure to so qualify would reasonably be expected to have a material adverse effect on such Borrower’s business or operations. Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans of Borrower subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.
6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within forty-five (45) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement (for months that are the last month of a fiscal quarter) covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments), consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of PricewaterhouseCoopers LLP or another independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made

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available generally by Borrower to its security holders or to any holders of Subordinated Debt in their capacities as such and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; (e) as soon as made available to Borrower’s board of directors, but in any event by March 15 of each year, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by quarter) for the upcoming fiscal year of Borrower as approved by Borrower’s board of directors, and (ii) annual financial projections for the (x) current fiscal year as approved by Borrower’s board of directors and (y) following fiscal year as reviewed by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.
Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section 6.3 (i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Bank receives such reports from the Borrower through electronic mail and (ii) shall be deemed to be delivered on the date such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System.
Within forty-five (45) days after the last day of each fiscal quarter, Borrower shall deliver to Bank a certificate signed by a Responsible Officer providing aged listings of accounts receivable and accounts payable, and a KPI Report.
Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.
Bank shall have a right from time to time hereafter, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.
6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims in respect of Inventory, where any such return, recovery, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000) or One Million Dollars ($1,000,000) in the case of any return, recovery, dispute or claim in respect of an international distributor.
6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all required federal and material foreign, state and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
6.6 Insurance.
(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted.

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Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.
(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional lender’s loss payee thereof, and all liability insurance policies shall show Bank as an additional insured, and Borrower shall give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Million Dollars ($5,000,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.
6.7 Accounts. Borrower shall (i) no later than the Transition Period End Date, have deposited not less than Sixty-Five Million Dollars ($65,000,000) in accounts with Bank and at all times thereafter shall maintain and shall cause each of its Subsidiaries to maintain its primary domestic depository, operating, and investment accounts with Bank and (ii) no later than June 30, 2021 (or such later date with respect to any such banking service that prior to June 30, 2021 is not offered by Bank in a comparable form (as determined by Borrower in its business judgment)), endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, lockbox, ACH disbursements, Autocash, FX Contracts, and Letters of Credit. Deposit and securities account control agreements shall not be required for Borrower's accounts at Wells Fargo so long as the amounts held in such accounts, in the aggregate, do not exceed One Million Dollars ($1,000,000); provided, that if such accounts are not closed by the Transition Period End Date, then Borrower shall execute Control Agreement(s) over all such accounts, in favor of Bank, by no later than February 28, 2021.
6.8 Financial Covenants.
(a) Minimum Cash and Cash Equivalents. Commencing on the Transition Period End Date, Borrower shall at all times maintain at least Twenty Million Dollars ($20,000,000) of unrestricted cash and Cash Equivalents at Bank.
(b) Minimum Revenue. For any quarterly measuring period where Borrower’s unrestricted cash and Cash Equivalents at Bank is (or, prior to January 15, 2021 unrestricted cash or Cash Equivalents at Bank or cash or Cash Equivalents otherwise subject to a Control Agreement in favor of Bank), for any day during the quarterly measuring period, less than Sixty Million Dollars ($60,000,000), Borrower shall achieve cumulative fiscal year consolidated revenue (measured in accordance with GAAP), tested quarterly as of the last day of such fiscal quarter, of not less than the following amounts with respect to the applicable measuring date:

Fiscal Quarter Period Ending	Minimum Cumulative Fiscal Year Consolidated Revenue
December 31, 2020	[***]
March 31, 2021	[***]
June 30, 2021	[***]
September 30, 2021	[***]
December 31, 2021	[***]

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    The required minimum cumulative fiscal year consolidated revenue covenant levels for the fiscal quarter measuring periods ending after December 31, 2021, shall be mutually agreed upon between Bank and Borrower; provided that such covenant levels, with respect to revenue for the cumulative fiscal year, shall be set to the greater of (a) ten percent (10%) year-over-year growth in comparison to the prior fiscal year or (b) seventy-five percent (75%) of the annual operating budget and projections delivered by Borrower to Bank in accordance with Section 6.3(e) hereof (and deemed acceptable to Bank in its sole but reasonable discretion). The new covenant levels shall be documented in an amendment to this Agreement to be entered into on or prior to March 15 of each calendar year, beginning with the 2022 calendar year. Borrower’s failure to cooperate with the Bank to enter into the amendment to this Agreement to reset such covenant levels shall be an immediate Event of Default hereunder.
6.9 Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Bank in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public, except with Bank’s prior written consent.
6.10 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct Subsidiary or acquires any direct Subsidiary after the Closing Date, Borrower and such Guarantor shall within ten (10) Business Days after such formation or acquisitions, (a) except in the case of a new Subsidiary that is a FSHCO, CFC or First Tier Foreign Subsidiary, cause such new Subsidiary to provide to Bank a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, in form and substance reasonably satisfactory to Bank, pledging (i) in the case of a new Domestic Subsidiary, all of the direct or beneficial ownership interest in such new Subsidiary, or (ii) in the case of a new Subsidiary that is a FSHCO, CFC or First Tier Foreign Subsidiary, no more than 65% of the issued and outstanding equity interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) and 100% of the issued and outstanding equity interests not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) in such new Subsidiary; and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.
6.11 Post-Closing Requirements.  No later than thirty (30) days after the Closing Date, Borrower shall have provided for an audit of the Collateral, completed by a third party, the results of which shall be reasonably satisfactory to Bank.
6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
7.Negative Covenants.
Borrower will not do any of the following:
7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers in connection with Permitted Licenses, non-exclusive licenses in the ordinary course of business, Permitted Investments and Permitted Liens; (iii) Transfers of property that is worn-out, surplus or obsolete; (iv) Transfers of cash and Cash Equivalents not otherwise prohibited by this Agreement; (v) (A) Transfers by or among Borrower and any other Borrower or Guarantor, (B) Transfers by or among Subsidiaries that are not Loan Parties; and (C) Transfers by any Loan Party to any non-Loan Party in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year; (vi) the termination or unwinding of any Hedging Agreement or Permitted Call Spread Transaction; (vii) Transfers

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permitted by Sections 7.3 and 7.6; (viii) the settlement, waiver, release or surrender of claims or litigation rights of any kind; (ix) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction; (x) Transfers (including the lapse or abandonment) of Intellectual Property that is no longer useful or no longer has any material value, and (xi) Transfers of assets having a book value not in excess of Five Hundred Thousand Dollars ($500,000) per calendar year. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.1 shall not prohibit the conversion by holders of any Permitted Convertible Indebtedness in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness or the Borrower’s delivery of the conversion consideration in connection therewith; provided that the conversion consideration paid to such holders is limited to (A) shares of common stock of the Borrower, and (B) cash in lieu of fractional shares of common stock of the Borrower (provided further that the amount of cash in lieu of fractional shares of common stock of the Borrower paid to holders of Permitted Convertible Indebtedness in the ordinary course), or (ii) the making of any interest payments with respect to any Permitted Convertible Indebtedness to the extent permitted pursuant to clause (v) of the definition thereof.
7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or as of the Closing Datesuffer or permit a Change in Control; or without ten (10) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name or change the date on which its fiscal year ends.
7.3 Mergers or Acquisitions. Except in connection with Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided that any Subsidiary may merge or consolidate (i) with or into another Subsidiary (provided that any such merger or consolidation involving a Loan Party, a Loan Party must be the surviving entity) or (ii) with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom
7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.
7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or permit any of its Subsidiaries to do so, except in each case for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so, in each case other than Permitted Restrictions.
7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Borrower may repurchase, redeem, retire, or make payments pursuant to and in accordance with stock plans or other benefit plans for management, employees or other eligible service providers of Borrower and its Subsidiaries, (ii) any Subsidiary may pay dividends or make distributions to Borrower or any other Subsidiary, (iii) Borrower make dividends, distributions, redemptions or payments with common stock of Borrower, (iv) Borrower may pay cash in lieu of fractional shares in the ordinary course of business, (v) Borrower may distribute rights pursuant to a stockholder rights plan or redeem such rights for no or nominal consideration (including, for the avoidance of doubt, cash consideration); provided that such redemption is in accordance with the terms of such plan, (vi) Borrower may make purchase, redemptions or payments in connection with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans in the ordinary course of business, (vii) the conversion by holders of any Permitted Convertible Indebtedness in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness or the Borrower’s delivery of the conversion consideration in connection therewith; provided that the conversion consideration paid to such holders is limited to (A) shares of common stock of the Borrower, and (B) cash in lieu of fractional shares of common stock of the Borrower (provided further that the amount of cash in lieu of fractional shares of common stock of the Borrower

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paid to holders of Permitted Convertible Indebtedness in the ordinary course), or (ii) the making of any interest payments with respect to any Permitted Convertible Indebtedness to the extent permitted pursuant to clause (v) of the definition thereof; (viii) Borrower may pay the premium in respect of, make any payments (of cash or deliveries in shares of Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of Borrower’s common stock) and cash in lieu of fractional shares) required by, and otherwise perform its obligations under, any Permitted Call Spread Transaction, including in connection with any settlement, unwind or termination thereof; and (ix) Borrower may purchase, redeem, retire or otherwise acquire its capital stock or other Equity Interests with the proceeds from a substantially concurrent issue of new shares of capital stock or other Equity Interests.
7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, in each case other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement other than an agreement with Bank that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower, other than Permitted Restrictions. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders of any Permitted Convertible Indebtedness in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness or the Borrower’s delivery of the conversion consideration in connection therewith; provided that the conversion consideration paid to such holders is limited to (A) shares of common stock of the Borrower, and (B) cash in lieu of fractional shares of common stock of the Borrower (provided further that the amount of cash in lieu of fractional shares of common stock of the Borrower paid to holders of Permitted Convertible Indebtedness in the ordinary course), or (ii) the making of any interest payments with respect to any Permitted Convertible Indebtedness to the extent permitted pursuant to clause (v) of the definition thereof..
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (ii) transactions by or among Borrower and its Subsidiaries permitted by this Agreement; (iii) transactions permitted by Section 7.4, 7.6 or 7.7; (iv) extraordinary retention, bonus or similar arrangements approved by Borrower’s board of directors (or a committee thereof); (v) the issuance of Equity Interests of Borrower to any Person approved by Borrower’s board of directors (or a committee thereof); (vi) indemnification arrangements and employee agreements, compensation arrangements (including equity based compensation and reasonable and customary fees paid to directors), in each case with current or former employees, officer or directors approved by Borrower’s board of directors (or a committee thereof) or by management in accordance with procedures established by Borrower’s board of directors (or a committee thereof); and (vii) severance arrangements entered into in the ordinary course of business and approved by Borrower’s board of directors (or a committee thereof). Without the prior written consent of Bank in its sole and absolute discretion and so long as any such Reg W Affiliate of Bank has been identified in writing by Bank to Borrower, no part of the proceeds of the Credit Extensions may be used (i) to purchase any asset or securities (A) issued by any Reg W Affiliate of Bank, (B) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, (C) sold by any Reg W Affiliate of Bank acting as a principal, (D) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (E) if the transaction would not comply with 12 C.F.R. 223.16; (ii) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (iii) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank.
7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt to increase the interest rate thereof, provide for earlier or greater principal, interest or other payments thereon, or accelerate the maturity thereof without Bank’s prior written consent.
7.10 Inventory and Equipment. Store the Inventory or the Equipment (other than (i) goods in transit, (ii) trunk Inventory maintained by Borrower’s or any Subsidiary’s employees, (iii) Inventory maintained with clinical research providers, (iv) fixed assets maintained at suppliers, and (v) moveable Equipment (such as

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laptop computers and cell phones)) having a value in excess of Five Hundred Thousand Dollars ($500,000) for any location with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Borrower uses it commercially reasonable efforts to obtain for Bank an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit. Store or maintain any Equipment or Inventory (other than (i) goods in transit, (ii) trunk Inventory maintained by Borrower’s or any Subsidiary’s employees, (iii) Inventory maintained with clinical research providers, (iv) fixed assets maintained at suppliers, and (v) moveable Equipment (such as laptop computers and cell phones)) at a location other than the location set forth in Section 10 of this Agreement or at such other locations as to which Borrower has provided prompt written notice to Bank.
7.11 Compliance. Become, or permit any of its Subsidiaries to become, an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail, or permit any of its Subsidiaries to fail, to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail, or permit any of its Subsidiaries to fail, to comply in all material respects with the Federal Fair Labor Standards Act or violate, or permit any of its Subsidiaries to violate, any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral.
7.12 Permitted Convertible Indebtedness. (a) Make or permit any payment on Permitted Convertible Indebtedness except (i) interest payments to the extent permitted pursuant to clause (v) of the definition thereof, and (ii) the Borrower’s delivery of conversion consideration in connection with the conversion by holders of any Permitted Convertible Indebtedness in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness; provided that the conversion consideration paid to such holders is limited to (A) shares of common stock of the Borrower, and (B) cash in lieu of fractional shares of common stock of the Borrower (provided further that the amount of cash in lieu of fractional shares of common stock of the Borrower paid to holders of Permitted Convertible Indebtedness in the ordinary course), or (b) redeem or repurchase any Permitted Convertible Indebtedness.
8.Events of Default.
Any one or more of the following events shall constitute an event of default by Borrower under this Agreement (each an “Event of Default”).
8.1 Payment Default. If Borrower fails (a) to pay, when due, any principal amount of the obligations or (b) to pay any interest, fee or other Obligations; provided, however, that prior to the Transition Period End Date, Borrower shall have a three (3) Business Day cure period for payments of interest, fees or other Obligations (excluding payments of the principal amount of the obligations);
8.2 Covenant Default.
(a) If Borrower fails to perform any obligation under Sections 6.3, 6.5, 6.6, 6.7, 6.8 or 6.10 or violates any of the covenants contained in Article 7 of this Agreement; or
(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement or in any of the Loan Documents and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within twenty (20) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that within such time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

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8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);
8.5 Insolvency. If Borrower becomes insolvent (as described in Section 5.9), or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.6 Other Agreements. If there is (a) (x) any event of default under any indenture or other agreement governing Permitted Convertible Indebtedness or (y) an event of default under which the Permitted Convertible Indebtedness becomes due and payable immediately, prior to the stated maturity, or (b) a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000);
8.7 Judgments. If a judgment or judgments for the payment of money (to the extent not covered by insurance) in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) shall be rendered against Borrower and shall remain unsatisfied, undischarged or unstayed for a period of fifteen (15) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or
8.8 Misrepresentations. If any material misrepresentation or material misstatement existed in any warranty or representation, when made, set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.
8.9 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect (other than in accordance with its terms), or any guarantor fails to perform any material obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement existed in any warranty or representation, when made, set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.7 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution.
9.Bank’s Rights and Remedies.
9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

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(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;
(c ) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;
(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;
(h) Bank may credit bid and purchase at any public sale; and
(i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than contingent indemnification obligations and obligations in respect of Ancillary Services) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.
9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds

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and verify the amount of such Account. At any time after the occurrence and during the continuance of an Event of Default, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.
9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.
10.Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

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If to Borrower:	SILK ROAD MEDICAL, INC. 1213 Innsbruck Drive Sunnyvale, CA 94089 Attn: Lucas Buchanan EMAIL: lbuchanan@silkroadmed.com
If to Bank:	STIFEL BANK 8000 Maryland Avenue, Suite 100 Clayton, Missouri 63105 Attn: Legal Department
With a copy (which shall not constitute notice) to:	STIFEL BANK 125 High St., 29th Floor Boston, MA 02110 Attn: Philip Gager EMAIL: pgager@stifelbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.Governing Law. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Bank may consent thereto in writing duly signed for and on its behalf.
12.Jurisdiction and Jury Trial Waiver.
12.1 Borrower hereby irrevocably consents that any suit, legal action or proceeding against borrower or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this note or any other loan document may be brought in any jurisdiction, including, without limitation, any New York state or United States Federal Court located in the southern district of New York, as Bank may elect, and by execution and delivery of this note, Borrower hereby irrevocably submits to and accepts with regard to any such suit, legal action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Borrower hereby irrevocably consents to the service of process in any such suit, legal action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to borrower at its address set forth herein. The foregoing shall not limit the right of Bank to serve process in any other manner permitted by law or to bring any suit, legal action or proceeding or to obtain execution of judgment in any other jurisdiction.
12.2 Borrower hereby irrevocably waives any objection which borrower may now or hereafter have to the laying of venue of any suit, legal action or proceeding arising directly or indirectly under or relating to this note or any other loan document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the southern district of New York chosen by Bank in accordance with this Section 12 and hereby further irrevocably waives any claim that a court located in the southern district of New York is not a convenient forum for any such suit, legal action or proceeding.
12.3 Borrower hereby irrevocably agrees that any suit, legal action or proceeding commenced by Borrower with respect to any rights or obligations arising directly or indirectly under or relating to this note or any other loan document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York state or United States Federal Court located in the southern district of New York.
12.4 Borrower hereby waives any defense or claim based on marshaling of assets or election or remedies or guaranties.

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12.5 Borrower and Bank (by its acceptance of this note) hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to any obligation of Borrower or this note or any other loan document.
13.General Provisions.
13.1 Successors and Assigns.
(a) Assignment Generally. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided that so long as no Event of Default has occurred and is continuing, Bank shall not sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder to (a) any Person that is a “vulture” or distressed debt fund or (b) any Person that produces, markets or sells, or develops a program to market or sell, a product in direct competition with Borrower (as determined by Bank in their sole but reasonable discretion); provided, further, that Borrower shall be provided with a copy of each assignment and assumption or similar agreement relating to any sale or transfer of Bank’s or another Lender’s obligations, rights and benefits hereunder. Notwithstanding the foregoing, a successor or assign of a Lender shall not be entitled to receive any greater payment under Section 2.7 with respect to any interest in the Loan Documents than its transferor Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the transfer of the applicable interest, and shall otherwise be subject to all of the requirements and limitations of Section 2.7.
(a) Registers. The Borrower shall maintain a copy of each assignment and assumption or similar agreement delivered to it and a register for the recordation of the names and addresses of each Lender and principal amounts (and stated interest) of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each Participant’s interest in the Credit Extensions or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement or any other Loan Document (including without limitation reasonable and documented attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

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13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.6 Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Bank hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the state of Missouri.
13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
13.8 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise at least the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement or any other Loan Document except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, so long as such subsidiaries or affiliates agree to be subject to this Section 13.8, (ii) to prospective transferees or purchasers of any interest in the Loans, so long as such transferees or purchasers have agreed to confidentiality obligations substantially similar to those contained in this Section 13.8, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.
13.9 Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.
[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SILK ROAD MEDICAL, INC. By:/s/ Lucas Buchanan Name: Lucas Buchanan Title: Chief Financial Officer and Chief Operating Officer

STIFEL BANK By: /s/ David A. Gamache Name: David A. Gamache Title: Exec V.P. and General Counsel

[Signature Page to Loan and Security Agreement]

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EXHIBIT A
DEBTOR:    SILK ROAD MEDICAL, INC.
SECURED PARTY:    STIFEL BANK
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.
Notwithstanding the foregoing, the Collateral shall not include (a) more than 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) of any FSHCO, CFC or First Tier Foreign Subsidiary, (b) any cash collateral accounts subject to a Lien described in clause (t) of the definition of Permitted Liens, (c) any rights or interest in any contract, lease, permit, license, charter or license agreement and any real or personal property of the Borrower or its Subsidiaries subject thereto if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained (provided that, the foregoing exclusions of this clause (c) shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the United States Bankruptcy Code, as amended) or principles of equity, (ii) to limit, impair, or otherwise affect the Bank’s continuing Liens upon any rights or interests of the Borrower or its Subsidiaries in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, license agreement, or Equity Interests, or (iii) apply to the extent that any such prohibition is ineffective, lapsed or has been terminated, or any consent or waiver has been obtained that would permit the Lien notwithstanding the prohibition), (d) Equity Interests in any Person that is not a wholly-owned Subsidiary of Borrower, to the extent a Lien thereon is prohibited by or requires consent (other than of Borrower or a guarantor) under the organizational documents of such Person or the other agreements with the other equity holders of such Person, (e) any Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

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EXHIBIT B

[ADVANCE REQUEST]
[Bank to provide]

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Exhibit C
COMPLIANCE CERTIFICATE
TO:    STIFEL BANK
FROM:    SILK ROAD MEDICAL, INC. (“Borrower”)
The undersigned authorized officer of Borrower hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and with respect to unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Annual financial statements (CPA Audited)	FYE within 180 days		Yes	No

Monthly financial statements and Compliance Certificate[1]	Monthly within 45 days		Yes	No

10K and 10Q	(as applicable)		Yes	No

Annual operating budget and projections and operating plans approved by board of directors	As soon as made available to Borrower’s board of directors, but in any event by March 15 of each year		Yes	No

A/R & A/P Agings	Quarterly within 45 days		Yes	No

KPI Report	Quarterly within 45 days		Yes	No

Collateral audit	Initial (30 days post-closing) and Annual		Yes	No

Deposit balances with Bank	$ ___________________
Deposit balance outside Bank	$ ___________________

Financial Covenant	Required	Actual	Complies

Minimum Cash and Cash Equivalents	$20,000,000	$___________	Yes	No
Minimum cumulative fiscal year revenue (measured quarterly)	(as applicable) $___________ See Section 6.8(b)	$___________	Yes	No
Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

___________________________________________	Verified:
SIGNATURE	AUTHORIZED SIGNER

___________________________________________	Date:
TITLE
	Compliance Status	Yes No
___________________________________________
DATE
1 To include cash flow statement solely for last month of each fiscal quarter
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SCHEDULE OF EXCEPTIONS
Permitted Indebtedness (Section 1.1)
Letter of Credit dated December 8, 2017, issued by Silicon Valley Bank in favor of Hanover Properties, Ltd., in the face amount of $309,954.40
Permitted Investments (Section 1.1)
None
Permitted Restrictions (Section 1.1)
None
Permitted Liens (Section 1.1)
Cash collateral securing reimbursement obligations for the Letter of Credit dated December 8, 2017, issued by Silicon Valley Bank in favor of Hanover Properties, Ltd., in the face amount of $309,954.40
UCC Financing Statement No. 2018 3554421 filed with the Delaware Secretary of State by U.S. Bank Equipment Finance against Borrower covering the equipment described therein
Inbound Licenses (Section 5.5)
License Agreement, dated as of December 17, 2010, by and between Borrower and Cordis Corporation
Prior Names (Section 5.6)
None
Litigation (Section 5.7)

None

Environmental Condition (Section 5.11)

None

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SECRETARY’S CERTIFICATE

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